Exhibit T3E-2

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF OHIO
EASTERN DIVISION

In re: WCI STEEL, INC., an Ohio Corporation, et al., Debtors.	: : : : : : :	Chapter 11 Case No. 05-81439 (Akron) Jointly Administered Judge Marilyn Shea-Stonum

NOTEHOLDERS’ CONSENSUAL MODIFIED PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

KRAMER LEVIN NAFTALIS & FRANKEL LLP
Thomas Moers Mayer, Esq.
Gregory A. Horowitz, Esq.
Thomas H. Moreland, Esq.
Gordon Z. Novod, Esq.
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

And

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo, Esq.
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for the Secured Noteholders

ARTICLE 1.	WHAT YOU GET UNDER THE NOTEHOLDERS’ CONSENSUAL MODIFIED PLAN	1
1.1	Structure of the Consensual Modified Plan	1
1.2	Where to Find Your Pre-Bankruptcy Claim	2
1.3	Treatment	3
1.4	Administrative & Priority Claims	6
ARTICLE 2.	REORGANIZED WCI	6
2.1	Creation of Reorganized WCI	6
2.2	Board of Directors	7
2.3	Charter and By-Laws	7
2.4	Management of Reorganized WCI	7
2.5	Exit Facility	7
2.6	New Preferred; Rights Offering; Standby Purchaser’s Backstop	7
2.7	New Notes	10
ARTICLE 3.	PROVISIONS GOVERNING DISTRIBUTIONS	12
3.1	Allowed Claims	12
3.2	Deemed Allowed & Disputed Claims	12
3.3	Cancellation of Existing Securities, Instruments and Agreements	13
3.4	Effectiveness of Securities, Instruments and Agreements	13
3.5	Surrender of Securities	13
3.6	Record Date for Distributions	14
3.7	Distributions	14
3.8	Setoffs	15
3.9	Unclaimed Distributions	15
3.10	No Fractional Distributions	15
ARTICLE 4.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	15
4.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	15

- i -

4.2	Assumption Cure Payments	16
4.3	Rejection Claims	16
4.4	Employee Pension and Benefit Plans and Agreements	16
ARTICLE 5.	EFFECTS OF CONFIRMATION	17
5.1	Substantive Consolidation	17
5.2	Vesting of Property with Reorganized WCI	18
5.3	Injunction	18
5.4	Binding Effect	19
5.5	Avoidance Actions	19
5.6	Filing of Documents	20
5.7	Post-Confirmation Administration of the WCI Steel-USW Pension Plan	20
ARTICLE 6.	CONDITIONS PRECEDENT TO CONFIRMATION AND TO CONSUMMATION	21
6.1	Conditions Precedent to Confirmation	21
6.2	Conditions Precedent to Consummation	21
6.3	Waiver of Conditions; Withdrawal of Committee Support	24
6.4	Material Adverse Change	25
ARTICLE 7.	RETENTION OF JURISDICTION	25
7.1	Retention of Jurisdiction	25
ARTICLE 8.	DEFINITIONS	27
	8.1 “Administrative Claim”	27
	8.2 “Administrative/Priority Bar Date”	27
	8.3 “Allowed Claim”	27
	8.4 “Allowed Other Secured Claim”	27
	8.5 “Allowed Priority Claim”	27
	8.6 “Allowed Secured Claim”	28
	8.7 “Allowed Secured Notes Claim”	28
	8.8 “Allowed Small Claim”	28
	8.9 “Allowed Unsecured Claim”	28
	8.10 “Avoidance Claims”	28
	8.11 “Bankruptcy Cases”	28
	8.12 “Bankruptcy Code”	28
	8.13 “Bankruptcy Court”	28
	8.14 “Bankruptcy Rules”	28
	8.15 “Bar Date”	28

- ii -

8.16 “Base Payment”	28
8.17 “Business Day”	28
8.18 “Cash”	28
8.19 “Change”	29
8.20 “Claim”	29
8.21 “Committee”	29
8.22 “Confirmation”	29
8.23 “Confirmation Date”	29
8.24 “Confirmation Hearing”	29
8.25 “Confirmation Order”	29
8.26 “Creditor”	29
8.27 “Cure Amount”	29
8.28 “Debtors”	29
8.29 “DIP Financing Agreements”	29
8.30 “DIP Lenders”	29
8.31 “Disclosure Statement”	29
8.32 “Disputed Claim”	30
8.33 “Distributions”	30
8.34 “Effective Date”	30
8.35 “Equity Interest”	30
8.36 “Escrow Agent”	30
8.37 “Exit Facility”	30
8.38 “Exit Lender”	30
8.39 “Final DIP Order”	30
8.40 “Final Distribution Date”	30
8.41 “Final Order”	30
8.42 “Four-Party Agreement”	30
8.43 “Hardship Benefits”	31
8.44 “Indenture Trustee”	31
8.45 “Initial Distribution Date”	31
8.46 “Intercompany Claims”	31
8.47 “Individual Subscription Amount”	31
8.48 “L/Cs”	31
8.49 “Lenders”	31
8.50 “Loan Agreement”	31
8.51 “Material Adverse Change”	31
8.52 “Memorandum of Understanding”	31
8.53 “New Charter Documents”	31
8.54 “New Common”	31
8.55 “New Notes”	31
8.56 “New Preferred”	31
8.57 “Noteholders’ Consensual Modified Plan”	31
8.58 “Offered New Preferred”	31
8.59 “Old Pension Plan”	31
8.60 “Old WCI”	31
8.61 “Oversubscribing Noteholder”	31

- iii -

8.62 “Oversubscription Share”	32
8.63 “Pension Causes of Action”	32
8.64 “Pension Funding Amount”	32
8.65 “Pension Plans”	32
8.66 “Person”	32
8.67 “Plan Appendix”	32
8.68 “Plan Modification”	32
8.69 “Post-Petition Taxes”	32
8.70 “Priority Claim”	32
8.71 “Pro Rata Share”	32
8.72 “Professional”	32
8.73 “Proof of Claim”	32
8.74 “Qualified Settlement Fund”	32
8.75 “Rating Confirmation”	32
8.76 “Record Date”	32
8.77 “Renco”	32
8.78 “Renco Avoidance Action”	32
8.79 “Renco Parties”	32
8.80 “Rennert”	33
8.81 “Reorganized WCI”	33
8.82 “Reserved New Preferred”	33
8.83 “Restricted Payment”	33
8.84 “retiree benefits”	33
8.85 “Retiree Medical Benefits”	33
8.86 “Revised CBA”	33
8.87 “Rights”	33
8.88 “Schedules”	33
8.89 “Schedule X Claims”	33
8.90 “Secured Noteholders”	33
8.91 “Secured Notes”	33
8.92 “Standby Purchasers”	33
8.93 “Standby Purchase Agreement”	33
8.94 “Subscribing Noteholder”	33
8.95 “Subscription Account”	33
8.96 “Subscription Agreement”	33
8.97 “Supplemental Payments”	33
8.98 “Tax Code”	33
8.99 “Unguaranteed Unsecured Claims”	33
8.100 “USW”	34
8.101 “VEBA Trust”	34
8.102 “Voluntary Bankruptcy Prohibition”	34
8.103 “Wachovia”	34
8.104 “Wachovia DIP Claim”	34
8.105 “Wachovia DIP Credit Agreement”	34
8.106 “WCI L/Cs”	34

- iv -

ARTICLE 9.	MISCELLANEOUS PROVISIONS	34
9.1	The Four-Party Agreement	34
9.2	Actions by Secured Noteholders	34
9.3	Amendment & Revocation	34
9.4	Indenture Trustee Fees and Expenses	35
9.5	Request for Relief Under Section 1129(b)	35
9.6	Dissolution of the Committee	36
9.7	Section Headings	36
9.8	Computation of Time	36
9.9	Successors and Assigns	36
9.10	Withholding and Reporting Requirements	36
9.11	Tax Information Sharing	36
9.12	Section 1146 Exemption	37
9.13	Notices	37
9.14	Governing Law	39
9.15	Severability	39
9.16	Rules of Construction	39
9.17	Exhibits	40

- v -

PREAMBLE

Wilmington Trust Company, as successor indenture trustee (the “Indenture Trustee”) for $300,000,000 principal amount of senior notes (“Secured Notes”) secured by substantially all real property, plant and equipment owned by WCI Steel, Inc. (“Old WCI”), together with holders of approximately 87% of the principal face amount of the Secured Notes (collectively, the “Secured Noteholders”)1 , hereby propose this Modified Plan of Reorganization (the “Noteholders’ Consensual Modified Plan”).

Each capitalized word is a “defined word” - that is, it is given a specific meaning, usually the first time it is used. If you run into a defined word and you do not know or remember what it means, please check Article 8, which lists defined words in alphabetical order.

ARTICLE 1.

WHAT YOU GET UNDER THE NOTEHOLDERS’ CONSENSUAL MODIFIED PLAN

1.1  Structure of the Consensual Modified Plan

(a)  Creation of Reorganized WCI. On the Effective Date, Old WCI shall transfer to Reorganized WCI all of its assets free and clear of all claims, liens or security interests pursuant to Bankruptcy Code §§ 363(c) and 1123(a)(5)(B)&(D), in consideration of distribution by Reorganized WCI of cash, New Secured Notes, New Preferred and New Common required by Section 1.3. From and after the Effective Date, Reorganized WCI shall continue to manage and conduct the business of the Debtors and shall manage and conduct such other businesses as Reorganized WCI may lawfully engage in from time to time. Nothing in the Noteholders’ Consensual Modified Plan releases or nullifies any liability to a governmental entity under the police or regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after the date of the entry of the order confirming this Plan.

(b)  Treatment of USW Employees and Retirees. Prior to the Effective Date, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied, Industrial and Service Workers International Union AFL-CIO (formerly known as the United Steelworkers of America) (the “USW”) shall have ratified the new collective bargaining agreement negotiated by the Secured Noteholders and the parties shall have adopted a new pension plan and the new arrangement for retiree benefits as provided for in the collective bargaining agreement negotiated by the Secured Noteholders and the USW (the “Revised CBA”). Reorganized WCI will not assume the Debtors’ existing obligations under their existing pension plans, nor will Reorganized WCI assume retiree benefits except for the obligations for those benefits that accrue through the Effective Date; by agreement with the USW, Reorganized WCI will assume all other obligations under the current USW collective bargaining agreement with Old WCI and will pay those obligations in the ordinary course, including but not limited to any pending grievances that are upheld or settled. Pursuant to the Four-Party Agreement, and as provided in Section 5.7, The Renco Group, Inc. (“Renco”) shall assume sponsorship of the WCI Steel, Inc. - USWA Defined Benefit Plan, as amended and restated effective September 1, 1999 (the “Old Pension Plan”). Reorganized WCI shall adopt a new pension plan as provided in the Revised CBA.

_____________________________
1 Counsel to Wilmington Trust Company also acts as counsel to noteholders who have agreed to become clients and who are listed in a filing with the Bankruptcy Court under Bankruptcy Rule 2019. The most recent filing is attached as Exhibit A.

(c)  Old WCI. On the Effective Date, immediately following Old WCI’s sale of assets to Reorganized WCI as provided under Noteholders’ Consensual Modified Plan, WCI Steel, Inc., WCI Steel Sales L.P., WCI Steel Metallurgical Services, Inc., WCI Steel Production Control Services, Inc., Youngstown Sinter Company, and Niles Properties, Inc., shall change their names as set forth in Exhibit B, shall file all necessary documents with each jurisdiction of incorporation and in which such entity is foreign qualified to change such entity’s name and to withdraw from any jurisdiction of foreign qualification, and shall provide a consent to Reorganized WCI and its affiliates to use such entity’s prior name in any jurisdiction.

1.2  Where to Find Your Pre-Bankruptcy Claim. The Noteholders’ Consensual Modified Plan places, or “classifies,” each creditor’s pre-bankruptcy Claim against the Debtors in a “Class” as follows:

(a)  Claims under the Loan Agreement with Wachovia and the other DIP Lenders, and all other administrative expense and priority claims are classified in Class 1.

(b)  Claims under the Secured Notes total $324,275,000, and are fixed, for purposes of this Noteholders’ Consensual Modified Plan, at that number. These claims are classified in Class 2 as allowed secured claims (“Allowed Secured Notes Claims”) in the amount of $172,000,000 and as unsecured deficiency claims in Class 7 in the amount of $152,275,000. If the Bankruptcy Court finds that the value of the collateral is less than $172,000,000, the aggregate Allowed Secured Notes Claims in Class 2 shall be reduced to equal the value of the collateral, and the aggregate amount of the unsecured deficiency claims classified in Class 7 shall be correspondingly increased.

(c)  Claims that are secured by property of the Debtors other than claims under the Secured Notes, and that are allowed as secured claims (“Allowed Other Secured Claims”), are classified in Class 3.

(d)  If you hold Allowed Claims which total less than $5,000, or you elect to reduce the total amount of your Allowed Claims to less than $5,000, those Allowed Claims are collectively referred to as an “Allowed Small Claim.” These Allowed Small Claims are paid in full, in cash, plus interest from the date incurred, in an amount to be determined by the Bankruptcy Court (see Noteholders’ Consensual Modified Plan, § 1.3), and are classified in Class 4. A holder of Secured Notes shall not have the option of electing to reduce the total amount of their Allowed Claim to less than $5,000.

(e)  Class 5 has been eliminated from the Noteholders’ Consensual Modified Plan based upon the Secured Noteholders’ determination that no vendor provides terms satisfying the previously established criteria.

(f)  Class 6 has been eliminated because there are no Intercompany Claims.

(g)  All other Allowed Claims, including without limitation deficiency claims under the Secured Notes and Allowed Claims held by vendors are classified in Class 7.

(h)  Equity interests in the Debtors are classified in Class 8.

1.3  Treatment. All Claims and Equity Interests are classified and treated as set forth in the table below. Only claims in “Impaired” classes will vote on the Noteholders’ Consensual Modified Plan. If you have a Secured Notes Claim in Class 2, or an Unsecured Claim in Class 7, you will receive your “Pro Rata Share” of class distributions - a fraction equal to the allowed amount of your claim in that class divided by the total allowed amount of all claims in that class.

Claims/Interests	Class/Status & Estimated Recovery	Treatment
Administrative Claims (including, without limitation, Wachovia DIP Claims) and Priority Claims	Class 1 Unimpaired
Claims under the Wachovia DIP Credit Agreement shall be paid in accordance with the terms and conditions of the Final DIP Order and the DIP Financing Agreements. On the Effective Date, each of the DIP Lenders, as holders of Class 1 Allowed Claims, shall receive indefeasible payment in full in Cash in respect of all Obligations (as defined in the DIP Financing Agreements). Until all Obligations of the DIP Lenders are indefeasibly paid in full in accordance with the DIP Financing Agreements and the Final DIP Order, nothing in this Noteholders’ Consensual Modified Plan, the Confirmation Order or otherwise shall modify, affect or impair in any way any of the DIP Lenders’ liens, claims (including, without limitation, the Class 1 Allowed Claims), rights, priorities, protections and remedies granted under the Final DIP Order and the DIP Financing Agreements, so as to leave the holders of such claims unimpaired under 11 U.S.C. § 1124(1)&(2).

All other Administrative Claims and Priority Claims shall be paid on the Effective Date in full and in cash as required by 11 U.S.C. § 1129(a)(9); provided, however, that Priority Claims that can be paid over six years under 11 U.S.C. § 1129(a)(9)(C) shall be paid over six years with interest as and to the extent therein provided.

Allowed Secured Notes Claims: $172,000,000.	Class 2 Impaired
On or about the Effective Date, the Indenture Trustee shall receive on behalf of the Secured Noteholders total value of $172,000,000 comprised of:

•  Cash in an amount sufficient to pay the fees and expenses of the Indenture Trustee incurred from September 16, 2003 through the Effective Date, currently projected to be approximately $20,000,000; and

•  $100,000,000 principal amount of New Notes; and

•  3,666,550 shares of new common stock (the “New Common”), valued at $10.87 per share for a total value of $39,840,000.*

Finally, each Secured Noteholder will receive, pursuant to Section 2.6, the right (collectively, the “Rights”) to buy its Pro Rata Share of 4,000,000 shares of the new preferred stock of Reorganized WCI (the “New Preferred”) for $10 per share in cash payable on the Effective Date. Each Right is valued at approximately $3.04 so the Rights have an aggregate value of approximately $12,160,000.

•  As noted, the aggregate value of such cash and securities equals $172,000,000. If Allowed Noteholders’ Secured Claims are allowed in an amount less than $172,000,000, first New Common, and thereafter New Notes, shall be reallocated to Class 7 until the total value of distributions to Class 2 equals the total amount of the Allowed Noteholders Secured Claims.

See Noteholders’ Consensual Modified Plan § 3.5 for how to receive your Distributions.

Allowed Other Secured Claims	Class 3 Unimpaired	Paid as if the bankruptcy never happened so as to leave the holders of such Claims unimpaired under 11 U.S.C. § 1124(2).
________________
* The values for the New Common and New Preferred are based on a TEV of $232,900,000. The Noteholders used a lower TEV solely to insure that total value of distributions would not be less than $172,000,000. The lower TEV ensures that holders of Notes who are not clients of the Noteholders’ counsel are not prejudiced by the Modifications. The Noteholders explicitly reserve their rights to maintain that the TEV is higher, based on CIBC World Markets’ expert report which estimated TEV at $275 to $325 million in connection with the November 2005 confirmation hearing. As before, the Noteholders’ Consensual Plan provides for reallocation of New Common from Class 2 to Class 7 if the Court determines that distributions are worth more than $172,000,000 or the collateral value is less.

Allowed Small Claims (<$5,000.01)	Class 4 Unimpaired
Paid in full, in Cash on the Effective Date, so as to leave the holders of such claims unimpaired under 11 U.S.C. § 1124(1)&(2). Full payment for the purposes of this provision shall mean payment of the allowed amount of such Claim, not to exceed $5,000, plus interest thereon at the pre-judgment rate of 10% applicable under Ohio law, subject to the right of the holder of any Allowed Small Claim to obtain an order of the Bankruptcy Court determining that a higher rate is or should be applicable under any agreement or other law governing such Claim.

Any holder of a Class 7 Claim may elect to reduce its claim to $5,000 by indicating such election on its ballot, whereupon such Claim shall be reclassified as an Allowed Small Claim in Class 4 in the amount of $5,000. Notwithstanding the foregoing, a holder of Secured Notes shall not have the option of electing to reduce the total amount of their Allowed Claim to less than $5,000.

CLASS 5 HAS BEEN ELIMINATED
CLASS 6 HAS BEEN ELIMINATED
All Allowed Claims other than Allowed Claims in Classes 1-6, including Claims under the Secured Notes in excess of the value of the collateral securing such notes. Estimated amount of claims:
Less than $200,000,000

Class 7 Impaired
Each holder of an Allowed Unsecured Claim in Class 7 shall receive on the Initial Distribution Date or as soon thereafter as the Claim is determined to be an Allowed Unsecured Claim in Class 7:

•  7% in Cash; and

•  its pro rata share of 333,450 shares of New Common valued at $3,623,000.

Equity Interests	Class 8 Deemed to Reject No Recovery
The holder of Equity Interests shall receive no distributions thereon. However, each Debtor shall take actions required hereunder without a shareholder vote, even if a vote would be required under applicable non-bankruptcy law.

1.4  Administrative & Priority Claims. You may have a claim against one or more Debtors for goods or services provided during the Bankruptcy Cases, including without limitation any Wachovia DIP Claim (collectively, as more fully defined in Article 8, an “Administrative Claim”). You may also have a claim against one or more Debtors entitled to be paid on a priority basis under Bankruptcy Code § 507(b) (a “Priority Claim”), including without limitation a Claim for $4,300 or less in unpaid wages and unpaid employee benefits, or a Claim for certain taxes. You will not vote these Claims, because these Claims must be paid in full, in Cash, as follows:

(a)  Agreed Administrative & Priority Claims. If you hold a liquidated, non-contingent and undisputed Administrative Claim or Priority Claim as of the date of confirmation of the Noteholders’ Consensual Modified Plan, your claim will be paid in full, in Cash on the Effective Date of the Noteholders’ Consensual Modified Plan.

(b)  Unknown or Disputed Administrative & Priority Claims. If you hold an Administrative Claim or Priority Claim that remains subject to Court approval or allowance on the date that the Court enters an order confirming the Noteholders’ Consensual Modified Plan, you must file a proof of claim by not later than (i) 30 days after the date on which the Bankruptcy Court enters an order confirming the Noteholders’ Consensual Modified Plan (the “Administrative/Priority Bar Date”), or (ii) if your claim is for Post-Petition Taxes (see Article 8), 30 days following the filing of a return for the period for which such taxes are due. If you do not file a proof of claim for your Administrative Claim or Priority Claim by the deadlines set forth above, you will be forever barred from asserting such Claim against the Debtors, or any of their respective properties.

(c)  Professionals’ Administrative Claims. If you are a Professional seeking compensation in the Bankruptcy Cases, you must provide the Secured Noteholders with a non-binding estimate of the total amount of your Administrative Claims by no later than ten days after the Confirmation Date. You must file a final application for allowance of your Administrative Claim by no later than the Administrative/Priority Bar Date, or you will be forever barred from asserting an Administrative Claim against the Debtors or any of their respective properties, provided, however, that the Committee’s Professionals are required to file their final application for allowance of their Administrative Claims by no later than the 30 days following the Initial Distribution Date.

ARTICLE 2.

REORGANIZED WCI

2.1  Creation of Reorganized WCI. On the Effective Date, after giving effect to Section 5.1, WCI Steel, Inc. shall transfer to a corporation formed under the laws of the State of Delaware originally named “WCI Steel Acquisition, Inc.” and renamed on the Effective Date “WCI Steel, Inc.” (“Reorganized WCI”) of all of its assets free and clear of all claims, liens or security interests pursuant to Bankruptcy Code §§ 363(c) & 1123(a)(5)(B)&(D), in consideration of the distribution by Reorganized WCI of cash, New Secured Notes, New Preferred and New Common as provided in this Noteholders’ Consensual Modified Plan, provided that Reorganized WCI may direct that specified real property, fixtures, and other tangible and intangible property be transferred directly to a designated wholly-owned subsidiary of Reorganized WCI. From and after the Effective Date, Reorganized WCI shall continue to manage and conduct the business of the Debtors and shall manage and conduct such other businesses as Reorganized WCI may lawfully engage in from time to time. Nothing in this Plan releases or nullifies any liability to a governmental entity under the police or regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after the date of the entry of the order confirming this Plan. For U.S. federal income tax purposes only, the holders of the Class 2 and Class 7 Claims will be treated as receiving the assets of Old WCI in satisfaction of their Claims (to the extent not impaired) and will be treated as contributing such assets to Reorganized WCI.

2.2  Board of Directors. Reorganized WCI shall be managed by a board of seven directors, two of whom shall be designated by the USW. The initial chief executive officer shall also be a director. The Secured Noteholders have identified the remaining directors in the Plan Appendix.

2.3  Charter and By-Laws. Reorganized WCI shall be organized under a certificate of incorporation and by-laws (“New Charter Documents”) in substantially the form set forth in the Plan Appendix. The New Charter Documents shall prohibit the issuance of nonvoting stock. They shall further prohibit Reorganized WCI from filing a voluntary petition under Title 11 of the United States Code (the “Voluntary Bankruptcy Prohibition”). After the Effective Date, Reorganized WCI may amend or modify the New Charter Documents as permitted under applicable law and the New Charter Documents, except it will be expressly prohibited from removing or modifying the Voluntary Bankruptcy Prohibition.

2.4  Management of Reorganized WCI. The chief executive officer of Reorganized WCI shall be Patrick Tatom, who is currently serving as the chief executive officer of the Debtors. Cynthia Bezik shall be the chief financial officer of Reorganized WCI.

2.5  Exit Facility. On the Effective Date, Reorganized WCI shall execute an agreement for a secured credit facility in the maximum available amount of $150,000,000 (the “Exit Facility”), which agreement shall be in substantially the form submitted not less than 10 days prior to resumption of the Confirmation Hearing as part of the Plan Appendix. The Exit Facility shall be secured by a first lien and security interest on all accounts receivable and inventory of Reorganized WCI, and a second lien on the property, plant and equipment securing the New Notes.

2.6  New Preferred; Rights Offering; Standby Purchaser’s Backstop.

(a)  Terms of New Preferred. The New Preferred’s terms and conditions shall be set forth in full in the New Charter Documents, and shall include the following principal terms and conditions:

Number of Shares	5,000,000, initially convertible to 6,000,000 shares of common, subject to increase as set forth in § 2.6(g).
Liquidation Preference	$10 per share

Aggregate Liquidation Preference	$50,000,000.
PIK Dividend	10% per annum, payable semi-annually in additional shares of New Preferred until redeemed.
Conversion
Each share of New Preferred (including shares issued in payment of accrued dividends) may be convertible at any time during two years following the Effective Date into 1.2 shares of New Common. On the second anniversary of the Effective Date, each share of New Preferred shall convert automatically into 1.2 shares of New Common.

Dilution	New Preferred will not be diluted by the issuance of securities in connection with management compensation. Other standard anti-dilution protections shall be included.
Voting
One vote per share with New Common on all matters, including without limitation the election of directors. Two thirds of the then outstanding New Preferred, voting as a class, shall be required to approve any amendment to any New Charter Document, or any transaction, which in either case would affect the rights and privileges of the New Preferred.

Redemption
•  Shall be redeemed 120 days after a change of control or liquidation;
•  May be redeemed at any time with the proceeds of New Common; and
•  May be redeemed at any time with proceeds of indebtedness provided that (A) the Company’s general corporate credit is at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps and (B) each rating agency that maintains a rating for the company’s general corporate credit at the time of the transaction confirms in writing that the transaction will not result in a downgrade or withdrawal of the then-current rating (“Rating Confirmation”).

(b)  Standby Purchase Agreements. Agreements (the “Standby Purchase Agreements”) were attached to the Noteholders’ Second Plan as Exhibit B. Pursuant to the Standby Purchase Agreements, and on the terms and conditions set forth therein, each of the Standby Purchasers (the “Standby Purchasers”) shall:

(i)
purchase for cash at $10 per share, its share, as set forth in the Standby Purchase Agreements, of 1,000,000 shares of New Preferred (the “Reserved New Preferred”), convertible into 1,200,000 shares of New Common; and

(ii)
purchase for cash, at $10 per share, subject to Section 2.6(c), its share, as set forth in the Standby Purchase Agreements, of all of the remaining 4,000,000 shares, convertible into 4,800,000 shares of New Common (the “Offered New Preferred”) to the extent not purchased by other Secured Noteholders pursuant to Section 2.6(c)(i).

(c)  Exercising the Rights. Each Secured Noteholder who votes for the Noteholders’ Consensual Modified Plan (including the Standby Purchasers) may purchase Offered New Preferred (a “Subscribing Noteholder”) at $10 per share by executing a subscription agreement in the form contained in the Plan Appendix (the “Subscription Agreement”). Pursuant to the Subscription Agreement, a Subscribing Noteholder may agree to purchase for cash at $10 per share, by checking the appropriate box and filling in the appropriate blanks:

(iii)	a number of shares, up to its Pro Rata Share, of the Offered New Preferred, and, if it has agreed to purchase its full Pro Rata Share under this clause (i);

(iv)
additional Offered New Preferred equal to its Oversubscription Share (as defined below) of one-half of the Offered New Preferred that has not been purchased by all Secured Noteholders pursuant to the preceding clause (i); and/or

(v)
pursuant to Section 9.4, its Oversubscription Share of those shares of New Common the Indenture Trustee will sell in order to pay its fees and expenses, including the fees and expenses of counsel and other professionals retained by the Indenture Trustee.

A Secured Noteholder electing to purchase securities under the preceding clause (ii) and/or (iii) shall be an “Oversubscribing Noteholder.” Each Oversubscribing Noteholder’s “Oversubscription Share” under clause (ii) and/or (iii) shall be the principal amount of all Secured Notes held by Oversubscribing Noteholders participating in purchases under such clause, divided by the aggregate principal amount of all Secured Notes held by Oversubscribing Noteholders participating in purchases under such clause. The Standby Purchasers will not be an Oversubscribing Noteholder under clause (ii) and, so long as at least one other Secured Noteholder becomes an Oversubscribing Noteholder under clause (ii), the Standby Purchasers will purchase only one-half of the Offered New Preferred that has not been purchased by Secured Noteholders under clause (i), leaving the other half to be purchased by the one or more Oversubscribing Noteholders under clause (ii). However, if no Secured Noteholder elects to become an Oversubscribing Noteholder under clause (ii), the Standby Purchasers shall purchase all Offered New Preferred available for purchase under that clause. The Standby Purchasers may participate as an Oversubscribed Noteholder under clause (iii).

(d)  Subscription Agreement. Each Subscribing Noteholder shall certify on the Subscription Agreement the principal amount of its Secured Notes, its Pro Rata Share of the Secured Notes, and the shares of New Preferred it is committing to purchase (its “Individual Subscription Amount”). Each Subscribing Noteholder shall deliver a fully executed and completed copy of its Subscription Agreement to the Indenture Trustee on or prior to 5:00 p.m. (EDT) on November 8, 2005. Each Subscribing Noteholder shall deliver a fully executed and completed copy of its Amendment to the Subscription Agreement which incorporates the terms of the Noteholders’ Consensual Modified Plan to the Indenture Trustee on or prior to the date as set forth therein. On the day before the Effective Date, each Subscribing Noteholder shall wire its Individual Subscription Amount in immediately available funds to the account specified in the Subscription Agreement (the “Subscription Account”).

(e)  Binding Effect of Exercise of Rights. Each Standby Purchaser executing the Standby Purchaser Agreement, and each Subscribing Noteholder executing a Subscription Agreement, shall be bound to purchase New Preferred as set forth in those agreements subject only to the fulfillment of conditions set forth therein and herein. These conditions will be (i) the occurrence of the Effective Date on or before the date set forth below in § 6.2 , and (ii) the lack of any “Material Adverse Change” as defined in § 6.4.

(f)  Registration Rights Agreement. Each Standby Purchaser and Reorganized WCI will execute a registration rights agreement to be filed as part of the Plan Appendix.

(g)  Additional Investment. If Reorganized WCI requires additional cash to make all payments required under this Noteholders’ Consensual Modified Plan and to fulfill conditions of the Exit Facility on the Effective Date, the Standby Purchasers may offer to purchase (and Reorganized WCI shall, upon receipt of such offer, offer to sell) up to an additional 500,000 shares of New Preferred at the price of $10 per share. The Standby Purchasers shall act in accordance with the same terms of § 2.6(c) with respect to any additional offering hereunder. The Oversubscribed Noteholders and the Standby Purchasers shall deliver to each other written notice of the number of such shares each wishes to purchase. If such additional shares are oversubscribed, the number of shares to be purchased by the Standby Purchasers shall, if necessary to eliminate such oversubscription, be limited to half of such shares, and the number of shares to be purchased by each Oversubscribed Noteholder shall, to the extent necessary to eliminate such oversubscription, be reduced pro rata (based on the number of shares sought to be purchased) until the total number of shares sought by Oversubscribed Noteholders equals one half of the total number of such shares.

2.7  New Notes. The New Notes shall have the principal terms set forth in the table commencing on the following page:

Principal Amount	$100,000,000
Interest	8% per annum, payable semi-annually, commencing with the first day of the sixth calendar month after and excluding the month in which the Effective Date occurs.
Maturity	Ten years after the first day of the first calendar month after and excluding the month in which the Effective Date occurs.
Amortization	No mandatory principal amortization until maturity.
Pre-Payment Premium	Standard Make Whole Premium.
Change of Control	Each holder shall have the right to redeem its New Notes for cash at a price equal to 101% of par during the 90 days immediately following consummation of a change of control.

Collateral
Secured by a first lien on all property, plant and equipment, and all other assets other than (i) those pledged to secure first liens in respect of the Exit Financing, (ii) any new property, plant and equipment obtained with purchase money financing, and (iii) any Reorganized WCI asset subject to a lien securing an Allowed Other Secured Claim that is not discharged pursuant to the Noteholders’ Consensual Modified Plan, subject, however, to a prior conditional mortgage and security interest securing Hardship Benefits in an amount not exceeding $75,000,000, all as set forth in the Revised CBA.

Limitation on Debt
No indebtedness for borrowed money except:

•  indebtedness under the New Notes
•  indebtedness under the Exit Facility
•  any indebtedness incurred to refinance the Exit Facility or purchase money indebtedness, including without limitation in a greater amount, so long as such indebtedness is secured by the same type of collateral, has an average weighted life to maturity equal to or greater than the debt refinanced, and does not require greater cumulative payments of principal at any time earlier than the original scheduled payments on the debt refinanced
•  hedges, surety bonds and other customary exceptions
•  unsecured indebtedness if (A) the New Notes are at such time rated by Moody’s, Standard & Poor’s, Fitch or Duff & Phelps, and (B) each rating agency that maintains a rating for the New Notes provides Rating Confirmation.

Limitation on Dividends & Restricted Payments
No dividends, equity redemptions, repurchases or other distributions on or in connection with New Common, New Preferred or any other equity interest in Reorganized WCI (any of the foregoing, a “Restricted Payment”) shall be permitted except:
•  PIK dividends on the New Preferred;
•  120 days after a change in control;
•  redemptions of New Preferred with the proceeds of New Common;
•  redemptions of New Preferred from proceeds of indebtedness if Reorganized WCI obtains a Rating Confirmation; and
•  beginning in 2008, from cash available to pay dividends, defined as 20% of cumulative operating cash flow (measured from the Effective Date to the date on which the dividend is paid) in excess of the product of: (x) the number of years from the Effective Date to the date on which a dividend is paid; and (y) $50,000,000.

Limitation on Transactions with Affiliates	Must be conducted at arm’s length, on terms no less favorable to Reorganized WCI as would be available from non-affiliated parties.
Other Provisions	To be set forth in an indenture to be included in the Plan Appendix.
Indenture Trustee	Wilmington Trust Company

ARTICLE 3.

PROVISIONS GOVERNING DISTRIBUTIONS

3.1  Allowed Claims. A creditor’s claim must be “allowed” under the Bankruptcy Code before the creditor receives any cash, securities or other property in respect of such claim. All Secured Note Claims are deemed allowed under this Noteholders’ Consensual Modified Plan. Each other Claim shall also be deemed allowed if it qualifies as an “Allowed Claim” as defined in Article 8.

3.2  Deemed Allowed & Disputed Claims.

(a)  Claims Held by Renco, Rennert and the PBGC. Pursuant to the terms of the Four-Party Agreement, in consideration of its terms and conditions, for other valuable consideration as set forth therein, and for the purpose of resolving and satisfying all present and future claims arising out of any torts, breaches of contract, or violations of law against Reorganized WCI in connection with the Old Pension Plan, including without limitation all such claims and allegations made by Renco, Rennert or the PBGC (“Pension Causes of Action”), Renco shall assume sponsorship of the Old Pension Plan as provided in Section 5.7, and Reorganized WCI shall pay $15.33 million (the “Base Payment”) on the Effective Date to or for the benefit of the Old Pension Plan and, except as provided in the Four-Party Agreement, and subject to certain conditions contained therein, on each of the first and second anniversaries of the Effective Date, Reorganized WCI shall pay, in the manner to be mutually agreed between Renco and Reorganized WCI, an additional $5 million to or for the benefit of the Old Pension Plan (the “Supplemental Payments”). On the Effective Date, Reorganized WCI shall cause Citigroup to issue two $5,000,000 clean irrevocable direct pay single-draw letters of credit (“L/Cs”) to or for the benefit of the Old Pension Plan (“WCI L/Cs”). Each such L/C shall assure payment of a Supplemental Payment. As the Supplemental Payments are made, Renco shall deposit funds into escrow as provided for in the Four-Party Agreement. Renco shall assume sponsorship of the Old Pension Plan upon the Effective Date, as provided in Section 5.7, whereupon PBGC’s Claims against the Debtors and Reorganized WCI shall be deemed withdrawn with prejudice. All payments by Reorganized WCI under this Section 3.2(a) shall be in complete satisfaction and discharge of Pension Causes of Action held by Renco, Rennert or the PBGC.

(b)  Qualified Settlement Fund. The Base Payment, Supplemental Payments and WCI/LCs shall be delivered to a qualified settlement fund (the “Qualified Settlement Fund”) to be established pursuant to the order of the United States Bankruptcy Court for the Northern District of Ohio, provided the Qualified Settlement Fund is established by May 1, 2006. All distributions by the Qualified Settlement Fund (after payment of taxes and other expenses) shall be made to the Old Pension Plan unless otherwise required by law. Reorganized WCI shall make an election in the manner specified under Section 468B of the Internal Revenue Code of 1986 as amended (the “Tax Code”) and the Treasury regulations thereunder to treat the Qualified Settlement Fund as a qualified settlement fund within the meaning of such Section 468B of the Code and the Treasury regulations thereunder and satisfy any other requirements in the Code or the Treasury regulations. Taxes and expenses of the Qualified Settlement Fund shall be paid from the Fund or, at Renco’s election, by Renco.

(c)  Other Disputed Claims. Each Secured Noteholder’s claim in Class 2 is deemed allowed at the holder’s pro rata share of $172,000,000. Each Secured Noteholder’s Claim in Class 7 is deemed allowed at the holder’s pro rata share of $152,275,000. If the Committee agrees to support the Noteholders’ Consensual Modified Plan as provided in Section 6.2(h), the Reorganized WCI shall file any objection to the allowance of any Schedule X Claim no later than 30 days after the Effective Date. Except with respect to claims held by the PBCG and Allowed Claims, a Claim which is not an Allowed Claim is governed by this Section 3.2(c) and is referred to as a “Disputed Claim.” All claim objections shall be filed by Reorganized WCI by no later than 30 days after the Effective Date of the Noteholders’ Consensual Modified Plan. Notwithstanding anything contained herein, Reorganized WCI shall hold any distributions of cash, equity or other property (collectively, “Distributions”) that would be distributed on account of a Disputed Claim until either: (1) such Claim is an Allowed Claim, in which case such Distributions will be distributed on account of such Allowed Claim; or (2) such Claim is disallowed pursuant to a Final Order. In the event that a Disputed Claim is disallowed pursuant to a Final Order, Reorganized WCI shall transfer the Distribution, if cash, to the general funds of Reorganized WCI. In the event that a Disputed Claim is disallowed pursuant to a Final Order, and such claim would have otherwise received a Distribution of New Common, such New Common shall be shared pro rata with all holders of Allowed Claims in each of their respective Classes. There shall be no voting rights exercised with respect to any shares of New Common held in escrow until such shares are distributed on account of Allowed Claims.

3.3  Cancellation of Existing Securities, Instruments and Agreements. On the Effective Date, except as otherwise provided herein, all securities, instruments and agreements governing any Claims impaired hereby shall be deemed cancelled and terminated, and the obligations of the Debtors relating to, arising under, in respect of or in connection with such securities, instruments or agreements shall be discharged; provided, however, that (a) except as otherwise provided herein, notes and other evidences of Claims shall, effective upon the Effective Date, represent the right to participate in the distributions contemplated by the Noteholders’ Consensual Modified Plan, and (b) Equity Interests in each Debtor shall not be canceled but shall remain outstanding. [The cancellation of Claims to the extent of their impairment shall occur for all purposes, including U.S. federal income tax purposes, prior to the receipt of distributions contemplated by the Noteholders' Consensual Modified Plan.]

3.4  Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all securities, instruments and agreements issued or entered into pursuant to the Noteholders’ Consensual Modified Plan, including, without limitation, the New Notes, the New Common and the New Preferred, and any security, instrument or agreement entered into in connection with any of the foregoing, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions.

3.5  Surrender of Securities. Each Secured Noteholder must either

(a)  surrender its Note to Reorganized WCI; or

(b)  execute and deliver an affidavit of loss and indemnity satisfactory to the Indenture Trustee;

before receiving any New Common or New Preferred under the Noteholders’ Consensual Modified Plan. A Secured Noteholder who, by the first anniversary of the Effective Date, neither surrenders its Note nor executes and delivers the affidavit of loss and indemnity referred to above, shall be deemed to have forfeited all Claims against the Debtors represented by such Note and all Distributions in respect of such Claims. Reorganized WCI may waive the requirements of this Section 3.5 with respect to a particular Noteholder. If Reorganized WCI waives these requirements, it may (but need not), as an alternative to these requirements, make distributions on account of securities solely to holders of record on such date (on or after the Confirmation Date) as the Bankruptcy Court may designate for this purpose (in which event transfers of record after that date shall be disregarded for the purpose of making distributions under the Noteholders’ Consensual Modified Plan).

3.6  Record Date for Distributions. Pursuant to an Order dated October 18, 2005, the Bankruptcy Court established October 14, 2005 as the record date (the “Record Date”) for voting purposes for the holders of Allowed Claims. As of the Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Equity Interests. Reorganized WCI, as the party making Distributions, shall have no obligation to recognize any transfer of Claims or Equity Interest occurring on or after such date. For the sole purpose of receiving Distributions, the Record Date set forth in this Section 3.6 shall be changed from October 14, 2005 to the date on which the Court enters an Order confirming the Noteholders’ Consensual Modified Plan.

3.7  Distributions. Reorganized WCI shall distribute all Distributions. Unless otherwise expressly agreed, in writing, all Cash payments to be made pursuant to the Noteholders’ Consensual Modified Plan shall be made by check drawn on a domestic bank, subject to collection, or by wire transfer, at the option of Reorganized WCI. Distributions of New Common to holders of Allowed Class 7 Claims shall be made on the Initial Distribution Date. Distributions to holders of Allowed Claims shall be made: (1) at the addresses set forth on the respective Proofs of Claim filed by such holders; (2) at the addresses set forth in any written notices of address changes delivered to the Debtors after the date of any related Proof of Claim; (3) at the address reflected in the Schedules if no Proof of Claim is filed; or (4) at any other address most recently given by the holder in a writing signed by such holder, provided that holders of Class 2 Claims entitled to receive distributions of New Common shall be only be entitled to receive such New Common if (i) the record owner of the New Common shall be held in "street name"; and (ii) the holder of such claim provides the Noteholders with the name and address of the record owner to which the distribution of New Common shall be mailed upon the Initial Distribution Date and any subsequent distribution date. If a Distribution to any holder of an Allowed Claim is returned as undeliverable, no Distributions shall be made to such holder unless and until Reorganized WCI is notified in writing of such holder’s then current address. Undeliverable Distributions shall remain in the possession of Reorganized WCI until the earlier of (i) such time as the Distribution becomes deliverable or (ii) such time as the Undeliverable Distribution becomes an Unclaimed Distribution pursuant to Section 3.9 of the Noteholders’ Consensual Modified Plan. Until such time as an undeliverable Distribution becomes an Unclaimed Distribution pursuant to Section 3.9 of the Noteholders’ Consensual Modified Plan, within 15 days after the end of each calendar quarter following the Effective Date, Reorganized WCI shall make Distributions of all Cash and property that has become deliverable during the preceding quarter. Nothing contained in the Noteholders’ Consensual Modified Plan shall require Reorganized WCI to attempt to locate any holder of an Allowed Claim.

3.8  Setoffs. Reorganized WCI may, but shall not be required to, setoff against a Claim (for purposes of determining the Allowed amount of such Claim in respect of which distribution shall be made), any claims, obligations, rights, causes of action and liabilities of any nature that Reorganized WCI may hold against the holder of an Allowed Claim, provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder, shall constitute a waiver or release by Reorganized WCI of any such claims, obligations, rights, causes of action or liabilities that Reorganized WCI has or may have against such holder.

3.9  Unclaimed Distributions. Any Distribution shall become property of Reorganized WCI if it is not claimed by the entity entitled thereto before the later of: (1) one year after the Effective Date, or (2) 60 days after an Order allowing the claim of that entity becomes a Final Order.

3.10  No Fractional Distributions. No fractional shares of New Common, no fractional shares of New Preferred, and no fractional dollars shall be distributed. For purposes of distribution, fractional shares of New Common and fractional shares of New Preferred shall be rounded up or down, as applicable, to the nearest whole number, or, in the event of a Cash payment, up or down to the nearest whole dollar.

ARTICLE 4.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

4.1  Assumption and Rejection of Executory Contracts and Unexpired Leases. Pursuant to Bankruptcy Code §§ 365 and 1123(b)(2), on the Effective Date, except as set forth in Section 4.4, all executory contracts and unexpired leases to which the Debtors are parties shall be assumed by Reorganized WCI, including specifically the Four-Party Agreement and any other agreement contemplated therein, except (i) all agreements, contracts or plans relating to executive, officer or director employment or compensation; (ii) all agreements, contracts or plans with or relating to Renco or any affiliate of Renco (not including the Four-Party Agreement and any other agreement contemplated therein); and (iii) those contracts or unexpired leases that have been rejected by the Debtors as of the date hereof as well as any other contracts or unexpired leases rejected by the Debtors prior to the Confirmation Hearing in accordance with the terms of the Debtors’ Second Plan. Any amount which must be paid to a creditor whose lease or contract is to be assumed to cure any default or defaults under such contract or lease (“Cure Amount”) is set forth on Exhibit C. Without limiting the generality of the foregoing, all agreements and programs relating to workers’ compensation, and the workers’ compensation experience of the Debtors, shall be assumed and assigned to Reorganized WCI and all workers’ compensation claims shall be paid in full and in cash if, when and to the extent they are adjudicated to be valid claims in the appropriate forum. The non-debtor parties to each contract or lease to be assumed may object to assumption, or to the Cure Amount, on or before three (3) business days prior to the Confirmation Hearing. If there are any objections filed, the Bankruptcy Court shall hold a hearing thereon contemporaneous with the Confirmation Hearing. In the event the Bankruptcy Court determines that the cure amount is greater than the Cure Amount listed by the Secured Noteholders, the Secured Noteholders may reject the contract at such time rather than paying such greater amount. Executory contracts dealing with real property are expressly covered by the provisions of this Section 4.1.

4.2  Assumption Cure Payments. The Cure Amount with respect to any executory contract and unexpired lease to be assumed under the Noteholders’ Consensual Modified Plan shall be paid in Cash on the Effective Date or on such other terms as agreed to by the parties to such executory contract or unexpired lease.

4.3  Rejection Claims. Any Claim arising from an executory contract or unexpired lease that is rejected pursuant to this Noteholders’ Consensual Modified Plan is required to be filed on or before 30 days after the Confirmation Date and shall, upon allowance, be an Allowed Unsecured Claim classified in Class 7. Any such Claim not filed within such time shall be forever barred from assertion against the Debtors, Reorganized WCI and any and all of their respective properties and estates.

4.4  Employee Pension and Benefit Plans and Agreements. On and after the Effective Date, the pension and benefit plans of the Debtors shall be treated as described herein.

(a)  Pensions. On the Effective Date, Renco shall assume sponsorship of the Old Pension Plan as provided in Section 5.7 and as provided in the Four-Party Agreement. Reorganized WCI shall adopt a new pension plan as provided in the Revised CBA.

(b)  Non-Union Retiree & Active Benefit Plans and Agreements. Except as set forth in the following sentence, all employment and severance policies, and all compensation and benefit plans, policies, and programs of Debtors applicable generally to their respective current non-union employees or retirees, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans, and any “retiree benefit” as such term is defined in Section 1114(a) of the Bankruptcy Code, shall be treated as executory contracts under the Noteholders’ Consensual Modified Plan and shall be assumed pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code on the Effective Date. Notwithstanding the foregoing, any employment, severance, compensation or other benefit agreement, or any consulting or similar agreement, between the Debtors and their existing or former officers or directors, including without limitation net worth agreements, shall be rejected pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code on the Effective Date; provided, however, that this sentence shall not apply to any “retiree benefit” whose rejection or modification would require a proceeding under Section 1114 of the Bankruptcy Code. The board of directors of Reorganized WCI shall in its sole and absolute discretion negotiate with officers and directors of Reorganized WCI agreements that may replace or restate certain of the benefits provided under the rejected agreements.

(c)  Union Retiree & Active Benefit Plans. Reorganized WCI shall adopt the retiree medical and other benefit plans required under the Revised CBA.

(d)  Hardship Benefits. In order to assure and secure the payment of “Hardship Benefits” as that term is used and defined in the Revised CBA, Reorganized WCI shall enter into those agreements and execute such documents as required by the Revised CBA.

ARTICLE 5.

EFFECTS OF CONFIRMATION

5.1  Substantive Consolidation. The Noteholders’ Consensual Modified Plan shall be implemented through a substantive consolidation of the assets and liabilities of the Debtors to the extent provided in this Section 5.1. The Confirmation Order shall contain findings of fact and conclusions of law providing for substantive consolidation for purposes of distribution on the terms set forth in this Section 5.1 of the Noteholders’ Consensual Modified Plan. The substantive consolidation of the assets and liabilities and properties of the Debtors shall have the effects set forth in this Section 5.1 of the Noteholders’ Consensual Modified Plan.

(a)  The Bankruptcy Cases shall be consolidated into the case of WCI Steel, Inc., as a single consolidated case. All property of the estate of each Debtor shall be deemed to be property of the consolidated estate.

(b)  All Claims against each Debtor’s estate shall be deemed to be Claims against the consolidated estate; all proofs of claim filed against one or more of Debtors shall be deemed to be a single claim filed against the consolidated estate, and all duplicate proofs of claim for the same claim filed against more than one Debtor shall be deemed expunged.

(c)  No distributions under the Noteholders’ Consensual Modified Plan shall be made on account of Intercompany Claims or interests in one Debtor held by another Debtor.

(d)  Except as specifically provided herein, all guarantees by one Debtor in favor of any other Debtor shall be eliminated, and no distributions under this Noteholders’ Consensual Modified Plan shall be made on account of Claims based upon such guarantees.

(e)  For purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, Debtors shall be treated as one consolidated entity so that, subject to the other provisions of Section 553, debts due to any Debtor may be set off against the debts of any other Debtor.

(f)  Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor for licensing, regulatory, tax or other purposes, other than with respect to distribution rights under this Noteholders’ Consensual Modified Plan.

(g)  Substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation, and liens against collateral that are extinguished by virtue of substantive consolidation. Substantive Consolidation shall not impair or adversely affect in any respect any of the liens, claims (including, without limitation, the Class 1 Claims), rights, priorities, protections and remedies granted under the Final DIP Order and the DIP Financing Agreements.

(h)  Substantive consolidation shall not have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation.

(i)  Substantive consolidation shall not affect any applicable date(s) for purposes of pursuing any avoidance actions or other actions reserved to the Debtors pursuant to Section 5.5 of the Noteholders’ Consensual Modified Plan.

(j)  Substantive consolidation shall not impact or otherwise affect provisions in the Noteholders’ Consensual Modified Plan, if any, which provide that specific entities comprising the Debtors shall be liable on specific obligations under the Noteholders’ Consensual Modified Plan.

5.2  Vesting of Property with Reorganized WCI. Except as otherwise provided in the Noteholders’ Consensual Modified Plan or the Confirmation Order, upon the occurrence of the Effective Date, the Noteholders’ Consensual Modified Plan shall vest all property of the Debtors’ estates, including without limitation all avoidance actions, in Reorganized WCI (or in the case of certain specified real property, fixtures, and other tangible and intangible property, and if so directed by Reorganized WCI, in a designated wholly-owned subsidiary of Reorganized WCI) free and clear of all Claims, liens, encumbrances, charges and security interests. Nothing in this Noteholders’ Consensual Modified Plan releases or nullifies any liability to a governmental entity under the police or regulatory statutes or regulations that any entity would be subject to as the owner or operator of property after the date of the entry of an order confirming this Noteholders’ Consensual Modified Plan.

5.3  Injunction.

(a)        Except (i) as otherwise provided in the Noteholders’ Consensual Modified Plan, (ii) as otherwise provided under a Final Order entered by the Bankruptcy Court, or (iii) with respect to the Debtors’ obligations under the Noteholders’ Consensual Modified Plan, and with respect to obligations under the Four-Party Agreement, in furtherance of the sale of the Debtors’ assets free and clear of any and all Claims, liens, encumbrances, charges and security interests pursuant to Bankruptcy Code Sections 363 and 1123(a)(5)(D), the entry of the Confirmation Order shall, provided that the Effective Date shall have occurred, forever stay, restrain and permanently enjoin:

(x)	the commencement or continuation of any action, the employment of process, or any act to collect, enforce, attach, recover or offset from Reorganized WCI, or from its property, any Claim; and

(y)	the creation, perfection or enforcement of any lien or encumbrance against any property of Reorganized WCI or any Distribution.

(b)          The Confirmation Order shall, provided the Effective Date shall have occurred, also be an injunction to permanently enjoin and restrain all Persons from taking any of the following actions (other than actions brought to enforce any right or obligation provided for by the Noteholders’ Consensual Modified Plan, the Four-Party Agreement, or the Confirmation Order):

(i)
the commencement or continuation of any action or proceeding against or affecting Reorganized WCI or any of its respective properties, any direct or indirect transferee of any such property, or direct or indirect successor in interest to any of the foregoing Persons based on any claim that arose prior to the Confirmation Date; and

(ii)
with respect to any senior manager who is offered, and accepts employment with Reorganized WCI, in consideration of such acceptance, any commencement or continuation of any action or proceeding against or affecting such manager or any property of any manager by reason of, arising from or in connection with, or related in any way to, the Noteholders’ Consensual Modified Plan or the subject matter thereof based on any claim that arose prior to the Confirmation Date. Notwithstanding anything to the contrary in the Noteholders’ Consensual Modified Plan, nothing in this section 5.3(b)(ii) shall affect any claim for breach of fiduciary liability under the Employee Retirement Income Security Act (ERISA), 29 U.S.C. 1001 et seq.

5.4  Binding Effect. The provisions of the Noteholders’ Consensual Modified Plan, if confirmed and upon the Effective Date, will bind all creditors and all holders of Claims and Equity Interests, regardless of whether they voted to accept the Noteholders’ Consensual Modified Plan. The distributions provided for in the Noteholders’ Consensual Modified Plan and the obligations in the Four-Party Agreement will be in exchange for and in complete satisfaction, discharge and release of all Claims against the Debtors or the Debtors’ assets or properties, including any Claim arising after the Petition Date and prior to the Confirmation Date. All holders of Claims or Equity Interests will be precluded from asserting any Claim against or Equity Interest in the Debtors, Reorganized WCI or their respective assets or properties or other interests in the Debtors, Reorganized WCI based on any transaction or other activity of any kind that occurred prior to the Confirmation Date, except to the extent such Claim or Equity Interest is unimpaired and reinstated pursuant to the Noteholders’ Consensual Modified Plan, is under the Four-Party Agreement, or as otherwise provided in the Noteholders’ Consensual Modified Plan or the Confirmation Order.

5.5  Avoidance Actions. Reorganized WCI waives the right to prosecute and releases any avoidance or recovery actions under Bankruptcy Code §§ 542 through 545, 547 through 551, and 553 of the Bankruptcy Code (the “Avoidance Claims”) that belong to or could have been raised by or on behalf of the Debtors or the Debtors-in-Possession or their respective bankruptcy estates, with respect to all parties in interest other than Avoidance Claims arising out of or in connection with a defendant’s willful misconduct or bad faith (it being understood that requiring accelerated payment terms is not willful misconduct or bad faith). All causes of action against the Renco Parties, and their attorneys, including without limitation the Avoidance Claims, are expressly released and waived, notwithstanding anything to the contrary contained herein. All deadlines applicable to the avoidance action commenced by the Debtors against Renco (“Renco Avoidance Action”) are extended until ten days after the Effective Date. The Renco Avoidance Action shall be deemed dismissed with prejudice on the Effective Date and the parties shall execute in form for filing a stipulation dismissing the Renco Avoidance Action with prejudice and without costs and same shall be delivered to Renco on or about the Effective Date. Any proceeds received in connection with the prosecution of Avoidance Claims shall be retained by Reorganized WCI. Notwithstanding confirmation of the Consensual Modified Plan and except as otherwise provided in this ARTICLE 5 of the Consensual Modified Plan, all such actions and any other claims, rights or causes of action in favor of the Debtors shall be preserved and maintained for the benefit of Reorganized WCI.

5.6  Filing of Documents. Pursuant to Sections 105, 1141(c) and 1142(b) of the Bankruptcy Code, each and every federal, state and local governmental agency or department, shall be directed to accept and record any and all documents and instruments necessary, useful or appropriate to effectuate, implement and consummate the transactions contemplated by the Noteholders’ Consensual Modified Plan, and any and all notices of satisfaction, release or discharge or assignment of any Lien, Claim or encumbrance not expressly preserved by the Noteholders’ Consensual Modified Plan.

5.7  Post-Confirmation Administration of the WCI Steel-USW Pension Plan. Upon the Effective Date, sponsorship of the Old Pension Plan will be assumed by Renco pursuant to this Plan and the Four-Party Agreement. The old Pension Plan will be frozen as of the Effective Date, and notice thereof will be provided to participants in accordance with law. The Old Pension Plan will be amended, with the terms of such amendment subject to the prior agreement of the USW, such agreement not to be unreasonably withheld, to adjust the amount of the “LTV Steel Benefit” offset for participants and/ or beneficiaries who began receiving benefits prior to the Effective Date (or would have received such benefit payments but for the Debtor’s interpretation of the Old Pension Plan) to make them whole for any benefits due under the Old Pension Plan that were not paid due to the Debtor’s interpretation with respect to the effect of the termination of the LTV Steel Hourly Pension Plan. The Parties understand from the enrolled actuary for the Old Pension Plan that the cost of this adjustment is approximately $330,000, and the amendment will implement the adjustment assumed by the enrolled actuary. Renco agrees not to amend the Old Pension Plan in any way that will adversely affect either the participants or beneficiaries thereof or the New WCI Pension Plan, unless such amendment is required to maintain the tax qualified status or otherwise comply with applicable law or is otherwise set forth in the Four-Party Agreement; further provided, however, that Renco retains the right, subject to the restrictions and requirements in Article 12 of the Old Pension Plan document as in effect on March 1, 2006 and applicable law, to merge or consolidate the Old Pension Plan, add Participating Employers to the Old Pension Plan, and terminate the Old Pension Plan; and, further provided further that Renco will give forty-five (45) days’ advance notice to USW and Reorganized WCI before adopting any such amendment or initiating any such transaction and will provide the USW information reasonably necessary to evaluate the amendment or transaction.

(a)  Notwithstanding the foregoing, nothing in this Section 5.7 or in the Modified Plan shall be deemed to modify Bank One’s rights and responsibilities under the Old Pension Plan trust agreement, including without limitation Bank One’s unqualified right to resign as pension trustee in accordance with the terms of the Old Pension Plan trust agreement.

(b)  Reorganized WCI will share information and, upon request, provide administrative support at no charge to Renco to facilitate Renco’s administration of the Old Pension Plan. The administrative support referenced in this paragraph is limited to the nature and scope of administrative and clerical functions currently performed by WCI Steel, Inc. with respect to the Old Pension Plan.

(c)  Reorganized WCI and Renco shall enter into one or more agreements providing for the retention and sharing of documents and records pertaining to, among other things, the Old Pension Plan and the tax treatment of the Reorganized WCI’s contributions to or on behalf of the Old Pension Plan.

ARTICLE 6.

CONDITIONS PRECEDENT TO CONFIRMATION
AND TO CONSUMMATION

6.1  Conditions Precedent to Confirmation. This Noteholders’ Consensual Modified Plan may not be confirmed unless each of the conditions set forth below is satisfied; provided, however, that except as provided in Section 6.3 below, any one or more of the following conditions may be waived at any time by the Secured Noteholders.

(a)  Class 2 Vote. Secured Noteholders shall have voted their Allowed Secured Claims in Class 2 in sufficient numbers and amounts so as to cause Class 2 to accept the Noteholders’ Consensual Modified Plan.

(b)  Confirmation Order. The Confirmation Order shall be in a form satisfactory to the Secured Noteholders and the USW and reasonably satisfactory to Renco, Old WCI, the Committee and the PBGC, and shall have been entered by the Bankruptcy Court.

(c)  No Material Adverse Change. No Material Adverse Change shall have occurred in accordance with Section 6.4.

6.2  Conditions Precedent to Consummation. Each of the following conditions must be fulfilled on or before April 17, 2006 for the Effective Date to occur, and the Noteholders’ Consensual Modified Plan to be consummated, provided, however, that except as provided in Section 6.3 below, any one or more of the following conditions may be waived at any time by the Secured Noteholders.

(a)  Entry of Confirmation Order. The Confirmation Order shall have been entered and no stay thereof shall be in effect.

(b)  Final Order. The Confirmation Order shall have become a Final Order.

(c)  Consummation of Exit Facility. All conditions to the consummation of the Exit Facility shall have been met or waived by the Exit Lender, and Reorganized WCI shall have the right to draw on the Exit Facility.

(d)  Ratification of New Collective Bargaining Agreement. The USW shall have ratified the Revised CBA, containing terms that are acceptable to the Secured Noteholders.

(e)  Capital Structure. The capital structure of Reorganized WCI, and the Noteholders’ Consensual Modified Plan shall be acceptable to each of the Secured Noteholders and the USW.

(f)  Close of Sale. All of the assets of the Debtors shall have been transferred to Reorganized WCI.

(g)  USW Claims. Subject to the Reorganized WCI’s obligations as set forth in §1.1(b) of this plan, the USW shall have withdrawn all of its claims.

(h)  22% Cash to Schedule X Claims. If the Committee

(x)
supports the Noteholders’ Consensual Modified Plan and expeditious confirmation and consummation thereof and takes no action inconsistent with such support (except as may be necessary to effectuate provisions of the Noteholders’ Consensual Modified Plan benefiting unsecured creditors), and

(y)	stipulates to the collateral value and TEV set forth in Section 1.3 solely in connection with confirmation of this Modified Plan (with an appropriate reservation of rights), and
(z)	supports the estimation motion referred to in Section 6.2(h)(2).

then:

(1)           each Subscribing Noteholder shall have executed a modification to such Subscription Agreement under which such Secured Noteholder directs the Indenture Trustee, or such other agent as may be appointed under the Subscription Agreement, to use the cash to be distributed on account of such holder’s Class 7 Claim to purchase on behalf of such holder its pro rata share of New Common available for purchase from the holders listed on Schedule X attached as Exhibit D to the Noteholders’ Consensual Modified Plan (which Schedule X shall initially comprise the filed unsecured Claims or scheduled unsecured Claims, other than Claims:

(i)	under the Secured Notes;
(ii)	held by the PBGC, any assignee or other successor in interest to the PBGC, or the trustee for any pension plan;
(iii)	held by Renco or any affiliates of Renco;
(iv)
held by the USW or any employee or retiree represented by the USW in their capacity thereof or any retiree medical plan or VEBA Trust, including but not limited to any claim filed by Bank One in its capacity as a representative or agent of the VEBA Trust or the pension plans or their beneficiaries; or

(v)
assumed or paid in full pursuant to other provisions of the Noteholders’ Consensual Modified Plan, including without limitation claims filed by the State of Ohio relating to workers’ compensation and claims in respect of any “retiree benefit”;

(the “Schedule X Claims”)). If a Claim is excluded under the foregoing clauses (i)-(v) but is nevertheless listed on Schedule X, such listing shall be deemed in error and the exclusion shall supersede such listing such that such Claim shall not be a Schedule X Claim. Any holder of a Class 7 Claim who was not listed on Schedule X and wants to be listed on Schedule X other than those specifically excluded from Schedule X above shall file with the Court a motion for an order for the amendment of Schedule X to include such Claim on or before the Effective Date. Each holder of a Schedule X Claim shall be deemed to have agreed to sell, to the Subscribing Noteholders, the New Common distributable to such holder unless such holder has sent a notice of objection to the Noteholders prior to the Effective Date. The Subscription Agreement shall provide that with respect to the purchase of New Common from the holder of each Schedule X Claim, the purchase shall consummate on the last to occur of (x) the Effective Date, (y) the date on which the order allowing such claim shall have be come final and not subject to appeal, and (z) the date on which an order estimating the maximum amount of unliquidated Claims on Schedule X shall have become final and not subject to appeal. The Subscription Agreement shall further provide an initial distribution, to the extent possible on the Initial Distribution Date, consistent with the retention of sufficient funds to allow for pro rata distributions to Schedule X Claims not yet allowed as well as the maximum estimated amount of claims. After all Schedule X Claims are allowed, the Subscription Agreement shall provide for an additional and final payment to the holder of each Schedule X Claim for its stock. After giving effect to such modifications to the Subscription Agreement, the total amount of cash (i) distributed to each such holder on account of its Class 7 Claim and (ii) offered to such holder for its New Common, based on an estimate of $52,000,000 of Schedule X Claims, should total approximately 22% of such holder’s Class 7 Claim; provided, that if the total of all cash distributed to Schedule X Claims would exceed 22% of the allowed amount thereof, such excess cash shall be used by the Subscribing Noteholders to purchase from Reorganized WCI additional shares of New Common (at a price per share as set forth in Section 1.3 or such other price per share as the Court finds is the value of each share if different).

(2)           The Secured Noteholders shall have moved for an order estimating the maximum allowed amount of unliquidated Claims on Schedule X no later than January 17, 2006.

(i)        Four-Party Agreement. Each party to the Four-Party Agreement shall have executed and delivered all agreements, documents or other instruments required or contemplated thereunder to which is it is a party, including without limitation (i) the mutual releases contemplated therein, stipulation dismissing the Renco Avoidance Action and (ii) all consents and resolutions providing for Renco’s sponsorship of the Old Pension Plan in form reasonably acceptable to PBGC.

(j)        No Material Adverse Change. No Material Adverse Change shall have occurred as provided in Section 6.4.

(k)       Hardship Benefits’ Lien. The USW shall have been granted a conditional mortgage and security interest securing Hardship Benefits in an amount not exceeding $75,000,000, all as set forth in the Revised CBA.

Reorganized WCI shall substantially consummate this Noteholders’ Consensual Modified Plan by making distributions of Cash, New Common and New Preferred on a Business Day not later than the tenth calendar day after the date on which all the conditions set forth in this Section 6.2 have been met, or, pursuant to Section 6.3, waived (the “Effective Date”).

6.3  Waiver of Conditions; Withdrawal of Committee Support.

(a)  The Secured Noteholders may (without prejudice to the Committee’s rights as set forth in Sections 6.3(b) and 6.3(c)) extend the deadline for occurrence of the Effective Date and may waive any of the conditions set forth above by filing a notice of waiver with the Bankruptcy Court except for Section 6.2(a), which cannot be waived, and except as provided in Section 6.3(d). In addition, the Secured Noteholders may not waive or modify Section 6.2(h) if the Committee has theretofore complied with the conditions set forth in Section 6.2(h) unless (x) the Committee consents and (y) the waiver or modification is not adverse to Schedule X Claims.

(b)  If the Effective Date does not occur by April 17, 2006, or by such later date as is agreed to by the Secured Noteholders and the Committee, then the Committee may file a motion with the Bankruptcy Court seeking to vacate the Confirmation Order. Provided that the Committee has theretofore fulfilled the conditions set forth in Section 6.2(h), the Secured Noteholders shall not oppose any request by the Committee that such motion be heard on an expedited basis. If the Confirmation Order is vacated pursuant to this Section: (a) the Noteholders’ Consensual Modified Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtor may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the Confirmation Order is vacated.

(c)  If an Order confirming the Noteholders’ Consensual Modified Plan supported by the Committee is not entered by April 17, 2006, or by such later date as is agreed to by the Secured Noteholders and the Committee, then the Committee may file a notice with the Bankruptcy Court seeking to vacate its support of the Noteholders’ Consensual Modified Plan. Provided that the Committee has theretofore fulfilled the conditions set forth in Section 6.2(h), the Secured Noteholders shall not oppose any request by the Committee that such motion be heard on an expedited basis.

(d)  The requirement of Section 6.1(b) may not be waived without the consent of each of the parties named therein. The requirements of Section 6.2(i) may not be waived without the consent of Renco and the USW.

6.4  Material Adverse Change. An event or occurrence which has a material adverse effect on the properties, operations, finances, physical condition, business, prospects or employees of the Debtors (a “Change”) since the approval of the Disclosure Statement shall constitute a “Material Adverse Change”.

ARTICLE 7.

RETENTION OF JURISDICTION

7.1  Retention of Jurisdiction. Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain and have original, but not exclusive, jurisdiction over all matters arising in, arising under, and related to the Bankruptcy Cases for, among other things, the following purposes:

(a)  To allow, disallow, determine, liquidate, classify or establish the priority, secured or unsecured status of any Claim, including, without limitation, the resolution of any request for payment of any Allowed Priority Claim and the resolution of any and all objections to the allowance or priority of Claims;

(b)  To grant or deny any and all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Noteholders’ Consensual Modified Plan, for any period ending on or before the Effective Date;

(c)  To resolve any motions pending on the Effective Date to assume, assume and assign, or reject any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any and all Claims arising therefrom;

(d)  To ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of this Noteholders’ Consensual Modified Plan;

(e)  To decide or otherwise resolve any and all applications, motions, adversary proceedings, contested or litigated matters, and any other matters, or grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)  To enter such Orders as may be necessary or appropriate to implement or consummate the provisions of the Noteholders’ Consensual Modified Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Noteholders’ Consensual Modified Plan or Disclosure Statement, or to enforce all Orders, judgments, injunctions, and rulings entered in connection with the Case, including, without limitation, any Orders which may be necessary to direct any local or state tax authority to accept the transfer of real property without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax consistent with the terms of this plan;

(g)  To resolve any and all controversies, suits or issues that may arise in connection with the consummation, interpretation or enforcement of the Noteholders’ Consensual Modified Plan, the Confirmation Order or any entity’s obligations incurred in connection with the Noteholders’ Consensual Modified Plan (including without limitation determining whether a Material Adverse Change has occurred under Section 6.4);

(h)  To hear and determine all Litigation Claims, collection matters related thereto, and settlements thereof.

(i)  To hear and determine any disputes or issues arising under settlements of Claims approved by the Bankruptcy Court.

(j)  To modify the Noteholders’ Consensual Modified Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code, or to modify the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Noteholders’ Consensual Modified Plan or Disclosure Statement;

(k)  To remedy any defect or omission or reconcile any inconsistency in any Order, the Noteholders’ Consensual Modified Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Noteholders’ Consensual Modified Plan, to the extent authorized herein or in the Bankruptcy Code;

(l)  To issue any injunctions, enter and implement other Orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Noteholders’ Consensual Modified Plan;

(m)  To enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(n)  To determine any dispute arising under or related to the Noteholders’ Consensual Modified Plan, including, without limitation, any dispute concerning the scope or effect of any release or discharge provided for by the Noteholders’ Consensual Modified Plan or the Confirmation Order;

(o)  To determine any other matters that may arise in connection with or relate to the Noteholders’ Consensual Modified Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with any of the foregoing;

(p)  To enter an Order or final decree concluding the Case;

(q)  To determine any dispute arising under or related to the interpretation or implementation of any provision of the Four-Party Agreement or the Qualified Settlement Fund as it relates to the implementation of this Plan. Nothing is intended to confer jurisdiction to the Bankruptcy Court with respect to the Four-Party Agreement or the Qualified Settlement Fund to the extent that jurisdiction properly resides in another court of competent jurisdiction under applicable non-bankruptcy law.

ARTICLE 8.

DEFINITIONS

Except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Article 8. Any term used in the Noteholders’ Consensual Modified Plan that is not defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

8.1  “Administrative Claim”: means any right to payment constituting a cost or expense of administration of any of the Bankruptcy Cases allowed under Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Bankruptcy Cases, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Bankruptcy Code, and (e) any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

8.2  “Administrative/Priority Bar Date”: defined in Section 1.4(b).

8.3  “Allowed Claim”: shall mean

(a)    an Allowed Secured Note Claim;

(b)    any Allowed Other Secured Claim with respect to which either (i) a Proof of Claim was timely filed and no objection has been filed thereto or (ii) a Final Order has been entered allowing such Claim.

(c)    any Allowed Small Claim;

(d)    any Claim (other than those listed above) which is either (i) scheduled as not contingent, not disputed, and liquidated, or (ii) with respect to which a Proof of Claim was timely and properly filed on or before the Bar Date, and no objection thereto has been made within 30 days of the Effective Date of the Noteholders’ Consensual Modified Plan; or (iii) which has been allowed pursuant to a Final Order.

8.4  “Allowed Other Secured Claim”: defined in Section 1.2(c).

8.5  “Allowed Priority Claim”: with respect to any Debtor, a Claim against such Debtor or an administrative expense of such Debtor entitled to priority under Section 507(a) of the Bankruptcy Code (x) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Noteholders’ Consensual Modified Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (y) as to which any objection has been resolved by a Final Order to the extent such objection has been resolved in favor of the holder of such Claim.

8.6  “Allowed Secured Claim”: with respect to any Debtor, an Allowed Claim (other than an Allowed Priority Claim) against such Debtor, including all amounts, if any, allowed pursuant to Section 506(b) of the Bankruptcy Code, to the extent that it is secured by an interest in property in which such Debtor’s estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Debtor’s interest in such property or to the extent of the amount subject to set-off, as applicable, as determined pursuant to Section 506(a) or Section 1111 of the Bankruptcy Code.

8.7  “Allowed Secured Notes Claim”: an Allowed Secured Claim arising out of the Secured Notes.

8.8  “Allowed Small Claim”: defined in Section 1.2(d).

8.9  “Allowed Unsecured Claim”: with respect to any Debtor, an Allowed Claim against such Debtor which is not an Allowed Priority Claim, an Allowed Secured Claim, or a Small Claim. If an Allowed Claim secured by an interest in property in which any Debtor’s estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code exceeds the value of the Claim holder’s interest in such Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) of the Bankruptcy Code, the excess shall be an Allowed Unsecured Claim against such Debtor.

8.10  “Avoidance Claims”: defined in Section 5.5.

8.11  “Bankruptcy Cases”: the above-captioned cases.

8.12  “Bankruptcy Code”: means title 11 of the United States Code, as amended from time to time and effective as of the Petition Date.

8.13  “Bankruptcy Court”: means any United States Bankruptcy Court for the Northern District of Ohio having jurisdiction over the Bankruptcy Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Bankruptcy Cases under section 151 of title 28 of the United States Code.

8.14  “Bankruptcy Rules”: (i) the Federal Rules of Bankruptcy Procedure, and (ii) the Local Bankruptcy Rules for the United States Bankruptcy Court for the Northern District of Ohio, in either case, as now in effect or hereafter amended.

8.15  “Bar Date”: a date set by the Bankruptcy Court as the date on or before which a Claim must be filed.

8.16  “Base Payment”: defined in Section 3.2(a).

8.17  “Business Day”: means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

8.18  “Cash”: means legal tender of the United States of America.

8.19  “Change”: defined in Section 6.4.

8.20  “Claim”: (i) any right to payment from a Debtor arising on or before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) any right to an equitable remedy against a Debtor arising on or before the Effective Date for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

8.21  “Committee”: the official Committee of Unsecured Creditors appointed in these Bankruptcy Cases pursuant to Section 1102 of the Bankruptcy Code, as constituted on the date hereof, or as from time to time reconstituted.

8.22  “Confirmation”: the entry of the Confirmation Order.

8.23  “Confirmation Date”: the date on which the Confirmation Order is entered by the Bankruptcy Court.

8.24  “Confirmation Hearing”: the hearing to be held by the Bankruptcy Court regarding Confirmation, as such hearing may be adjourned from time to time.

8.25  “Confirmation Order”: an Order of the Bankruptcy Court confirming the Noteholders’ Consensual Modified Plan pursuant to section 1129 of the Bankruptcy Code that is in all respects satisfactory to the Secured Noteholders.

8.26  “Creditor”: with respect to any Debtor, a Person that holds an Allowed Claim against such Debtor.

8.27  “Cure Amount”: defined in Section 4.1.

8.28  “Debtors”: collectively, WCI Steel, Inc., WCI Steel Sales L.P., WCI Steel Metallurgical Services, Inc., WCI Steel Production Control Services, Inc., Youngstown Sinter Company, and Niles Properties, Inc., debtors-in-possession in these Chapter 11 cases.

8.29  “DIP Financing Agreements”: means collectively, the Wachovia DIP Credit Agreement, together with all supplements, agreements, notes, documents, instruments and guarantees at any time executed and/or delivered in connection therewith or related to thereto, including but not limited to, the Final DIP Order.

8.30  “DIP Lenders”: means Wachovia, in its capacity as agent for itself and the other Lenders (ad defined in the Wachovia DIP Credit Agreement) and the other lenders from time to time parties to the DIP Financing Agreements, together with their respective successors and assigns.

8.31  “Disclosure Statement”: means the written disclosure statement, dated October 17, 2005, that relates to the Noteholders’ Second Plan of Reorganization, including all exhibits, attachments or amendments thereto, as approved by Order of the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

8.32  “Disputed Claim”: defined in Section 3.2.

8.33  “Distributions”: defined in Section 3.2.

8.34  “Effective Date”: defined in Section 6.2.

8.35  “Equity Interest”: with respect to any Debtor, any equity security (as defined in the Bankruptcy Code) in such Debtor.

8.36  “Escrow Agent”: defined in Section 3.2(c).

8.37  “Exit Facility”: defined in Section 2.5.

8.38  “Exit Lender”: the provider of the Exit Facility on terms substantially similar to those provided by Citigroup Global Markets, Inc., in connection with the Noteholders’ Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 17, 2004, to be memorialized in a commitment letter which will be filed by the Noteholders as a supplement to the Plan Appendix no less than ten days prior to the Confirmation Hearing.

8.39  “Final DIP Order”: means that certain Final Order (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status Pursuant to 11 U.S.C. §§ 105 and 364(c); (B) Modifying the Automatic Stay Pursuant to 11 U.S.C. § 362; and (C) Authorizing Debtors to Enter into Agreements with Congress Financial Corporation, as Agent entered by the Bankruptcy Court on October 29, 2003.

8.40  “Final Distribution Date”: means the first (1st) Business Day after all Claims objections have been resolved or allowed.

8.41  “Final Order”: means a judgment, order, ruling or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal located in one of the states, territories or possessions of the United States or the District of Columbia, that has not been stayed or that is no longer subject to appeal, certiorari proceeding or other proceeding for review or rehearing, and as to which no appeal, certiorari proceeding, or other proceeding for review or rehearing shall then be pending.

8.42  “Four-Party Agreement”: shall mean the Memorandum of Agreement dated March 15, 2006 by and among The Renco Group, Inc., its wholly-owned subsidiary Renco Steel Holdings, Inc., and Ira Leon Rennert in his capacity as plan fiduciary, Wilmington Trust Company, as successor indenture trustee for $300,000,000 principal amount of 10% Senior Secured Notes secured by substantially all of the real property, plant and equipment owned by WCI Steel, Inc., and 16 institutions collectively holding more than $250,000,000 principal amount of Notes listed in the Verified Statement Pursuant to Bankruptcy Rule 2019 filed by Kramer Levin Naftalis & Frankel LLP on February 2, 2006; WCI Steel, Inc., and its affiliate debtors; and USW.

8.43  “Hardship Benefits”: defined in Section 4.4(d).

8.44  “Indenture Trustee”: defined in the Preamble.

8.45  “Initial Distribution Date”: means the first (1st) Business Day which is 30 days after the occurrence of the Effective Date.

8.46  “Intercompany Claims”: shall mean Allowed Unsecured Claims of one Debtor against any other Debtor. There are no Intercompany Claims in these Bankruptcy Cases.

8.47  “Individual Subscription Amount”: defined in Section 2.6(d).

8.48  “L/Cs”: defined in Section 3.2(a).

8.49  “Lenders”: shall mean Wachovia and the other lenders under the Loan Agreement.

8.50  “Loan Agreement”: shall mean that certain Second Amended and Restated Loan Agreement dated as of July 30, 1999, by and among WCI and WCI Steel Sales, L.P., as Borrowers, the Lenders from time to time parties thereto and Wachovia as amended, Agent, as Second, supplemented, modified, extended, renewed, restated and/or replaced at any time prior to the Filing Date.

8.51  “Material Adverse Change”: defined in Section 6.4.

8.52  “Memorandum of Understanding”: shall mean a memorandum documenting the principal terms of an agreement between the Secured Noteholders and the USW with respect to the Secured Noteholders’ ownership and administration of Reorganized WCI.

8.53  “New Charter Documents”: defined in Section 2.3.

8.54  “New Common”: defined in Section 1.3.

8.55  “New Notes”: defined in Section 2.7.

8.56  “New Preferred”: defined in Section 1.3.

8.57  “Noteholders’ Consensual Modified Plan”: this Noteholders’ Consensual Modified Plan of Reorganization, as it may be amended, supplemented or modified from time to time in accordance with Section 9.3, including all exhibits and schedules annexed hereto or required to be filed with the Bankruptcy Court pursuant hereto.

8.58  “Offered New Preferred”: defined in Section 2.6(b)

8.59  “Old Pension Plan”: defined in Section 1.1(b).

8.60  “Old WCI”: defined in the preamble.

8.61  “Oversubscribing Noteholder”: defined in Section 2.6(c).

8.62  “Oversubscription Share”: defined in Section 2.6(c).

8.63  “Pension Causes of Action”: defined in Section 3.2(a).

8.64  “Pension Funding Amount”: defined in Section 1.1(b).

8.65  “Pension Plans”: each defined benefit pension plan, subject to regulation under Title IV of ERISA and insured by the Pension Benefit Guaranty Corporation, which is sponsored by a Debtor.

8.66  “Person”: an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization, government (or agency or political subdivision thereof) or other entity.

8.67  “Plan Appendix”: the document filed with the Noteholders’ Consensual Modified Plan, and as supplemented or modified from time to time, that shall set forth the initial board of directors of Reorganized WCI, and the material terms of the Exit Facility, the New Charter Documents, the Subscription Agreement, the Registration Rights Agreement, and the New Notes.

8.68  “Plan Modification”: defined in Section 9.3(a).

8.69  “Post-Petition Taxes”: taxes for which any Debtor becomes liable after the Petition Date up to and including the Confirmation Date.

8.70  “Priority Claim”: defined in Section 1.4

8.71  “Pro Rata Share”: defined in Section 1.3.

8.72  “Professional”: all professionals retained by the Debtors or the Committee under or pursuant to Section 327 or Section 1103 of the Bankruptcy Code.

8.73  “Proof of Claim”: a proof of Claim filed pursuant to Section 501 of the Bankruptcy Code and Part III of the Bankruptcy Rules.

8.74  “Qualified Settlement Fund”: defined in section 3.2(b).

8.75  “Rating Confirmation”: defined in Section 2.6.

8.76  “Record Date”: defined in Section 3.6.

8.77  “Renco”: defined in Section 1.1(b).

8.78  “Renco Avoidance Action”: defined in section 5.5.

8.79  “Renco Parties”: shall mean Renco, its wholly-owned subsidiary Renco Steel Holdings, Inc., and Rennert.

8.80  “Rennert”: shall mean Ira Leon Rennert, in his capacity as plan fiduciary for the Old Pension Plan.

8.81  “Reorganized WCI”: defined in Section 2.1.

8.82  “Reserved New Preferred”: defined in Section 2.6(b).

8.83  “Restricted Payment”: defined in Section 2.7.

8.84  “retiree benefits”: defined in Section 1114(a) of the Bankruptcy Code.

8.85  “Retiree Medical Benefits”: payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established, in whole or in part, by any Debtor prior to filing these chapter 11 cases.

8.86  “Revised CBA”: defined in Section 1.1(b).

8.87  “Rights”: defined in Section 1.3.

8.88  “Schedules”: the respective schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court in accordance with Section 521(l) of the Bankruptcy Code and Rule 1007 of the Bankruptcy Rules, including any amendments made to such schedules in accordance with Rule 1009 of the Bankruptcy Rules.

8.89  “Schedule X Claims”: defined in Section 6.2(h).

8.90  “Secured Noteholders”: defined in Preamble.

8.91  “Secured Notes”: defined in the Preamble.

8.92  “Standby Purchasers”: the parties that have executed the Standby Purchase Agreements.

8.93  “Standby Purchase Agreement”: defined in Section 2.6(b).

8.94  “Subscribing Noteholder”: defined in Section 2.6(c).

8.95  “Subscription Account”: defined in Section 2.6(d).

8.96  “Subscription Agreement”: defined in Section 2.6(d).

8.97  “Supplemental Payments”: defined in Section 3.2(a).

8.98  “Tax Code”: defined in Section 3.2(b).

8.99  “Unguaranteed Unsecured Claims”: defined in Section 1.3.

8.100  “USW”: defined in Section 1.1(b).

8.101  “VEBA Trust”: means a voluntary employee benefit association or other trust.

8.102  “Voluntary Bankruptcy Prohibition”: defined in Section 2.3.

8.103  “Wachovia”: means Wachovia Bank, National Association, as successor by merger to Congress Financial Corporation.

8.104  “Wachovia DIP Claim”: means all Claims arising under the Wachovia DIP Credit Agreement.

8.105  “Wachovia DIP Credit Agreement”: means that certain Second Amended and Restated Loan and Security Agreement, dated as of July 30, 1999, by and among Wachovia, as agent, Bank One of America, N.A., the DIP Lenders from time to time parties and the Debtors, as amended by all amendments thereto, including, without limitation, Amendment No. 1 to Second Amended and Restated Loan Agreement and Security Agreement, dated April 30, 2001 through and including Amendment No. 4 to Second Amended and Restated Loan and Security Agreement, dated as of March 6, 2003, and as ratified and amended by the Ratification and Amendment Agreement, dated as of October 29, 2003, through and including Amendment No. 13 to Ratification and Amendment Agreement, dated as of December 19, 2005.

8.106  “WCI L/Cs”: defined in Section 3.2(a).

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1  The Four-Party Agreement. The Four-Party Agreement (a redacted copy of which is Attached hereto as Exhibit E), is incorporated by reference. The Four-Party Agreement is assumed by Reorganized WCI on the Effective Date and shall be binding on, and enforceable against, Reorganized WCI as if Reorganized WCI were a party thereto. Renco, the Noteholders, Reorganized WCI, the Debtors and the USW shall fully comply with the terms and provisions contained therein, and the Four-Party Agreement may not be modified or amended without the written consent of each of Renco, the Noteholders, Reorganized WCI (after the Effective Date) and the USW.

9.2  Actions by Secured Noteholders. Wherever the Noteholders’ Consensual Modified Plan requires a decision or action by the Secured Noteholders, that decision or action shall be taken by the Indenture Trustee upon direction from holders of a simple majority of Secured Notes held by the Secured Noteholders, or such greater amount as counsel to the Indenture Trustee determines is necessary.

9.3  Amendment & Revocation.

(a)  The Secured Noteholders may, except as provide in Section 9.1, amend, alter, supplement or otherwise modify the Noteholders’ Consensual Modified Plan (each of the foregoing, a “Plan Modification”) but shall in all events comply with (i) Bankruptcy Code § 1127 and Bankruptcy Rule 3019, and (ii) if a Memorandum of Understanding has been signed, with such Memorandum of Understanding; provided, however, that the outside date set forth in Section 6.2 for the fulfillment of conditions to the Effective Date shall not be amended or waived without the consent of the Standby Purchasers, provided further, that the Secured Noteholders may not waive or modify Section 6.2(h) if the Committee has theretofore complied with the conditions set forth in Section 6.2(h) unless (x) the Committee consents and (y) the modification is not adverse to Schedule X Claims.

(b)  If the Noteholders’ Consensual Modified Plan is revoked or withdrawn, or if no Confirmation Order is entered, the Noteholders’ Consensual Modified Plan shall be null and void in all respects, and nothing contained in the Noteholders’ Consensual Modified Plan shall (i) constitute a waiver or release of any Claims by or against, the Debtors; or (ii) prejudice in any manner the rights of the Secured Noteholders or any other party-in-interest in any further proceedings.

(c)  If the Confirmation Order is vacated pursuant to this Section: (a) the Noteholders’ Consensual Modified Plan shall be null and void in all respects; (b) any settlement of Claims or Interests provided for hereby shall be null and void without further order of the Bankruptcy Court; and (c) the time within which the Debtor may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of thirty (30) days after the Confirmation Order is vacated.

9.4  Indenture Trustee Fees and Expenses.

(a)  All Cash, New Notes and New Common distributed on account of Allowed Secured Claims and Allowed Unsecured Claims under the Secured Notes shall initially be distributed to the Indenture Trustee.

(b)  Pursuant to the New Notes Indenture (set forth in the Plan Appendix), if the Cash distributed to the Indenture Trustee proves insufficient to pay its fees and expenses, the Indenture Trustee may obtain payment of its fees and expenses incurred prior to the Effective Date by selling first, New Common, and, only to the extent necessary, New Notes, to fund payment in full of the fees and expenses of the Indenture Trustee and of the Indenture Trustee’s professionals.

(c)  The Indenture Trustee shall offer to sell New Common to Oversubscribing Noteholders under § 2.6(c)(iii).

(d)  The Indenture Trustee shall release for distribution to Secured Noteholders all New Notes and all New Common that has not been sold to pay the fees and disbursements of the Indenture Trustee.

9.5  Request for Relief Under Section 1129(b). The Secured Noteholders shall request confirmation under Section 1129(b) of the Bankruptcy Code, subject to any modification of the Noteholders’ Consensual Modified Plan made pursuant to Section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, or the terms of the Noteholders’ Consensual Modified Plan.

9.6  Dissolution of the Committee. Upon the filing of a certification that the Initial Distribution Date has occurred, the Committee will dissolve and the members of the Committee will be released and discharged from all further duties and obligations arising from or related to the Bankruptcy Cases.

9.7  Section Headings. The Section headings contained in the Noteholders’ Consensual Modified Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Noteholders’ Consensual Modified Plan.

9.8  Computation of Time. In computing any period of time prescribed or allowed by the Noteholders’ Consensual Modified Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

9.9  Successors and Assigns. The rights, benefits and obligations of any entity named or referred to in the Noteholders’ Consensual Modified Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

9.10  Withholding and Reporting Requirements. In connection with the Noteholders’ Consensual Modified Plan and all instruments issued in connection therewith and distributions thereon, the respective Debtors and Reorganized WCI shall comply with all withholding, reporting, certification and information requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding, reporting, certification and information requirements. Persons entitled to receive distributions hereunder shall, as a condition to receiving such distributions, provide such information and take such steps as Reorganized WCI may reasonably require to ensure compliance with such withholding and reporting requirements, and to enable Reorganized WCI to obtain such certifications and information as may be necessary or appropriate to satisfy the provisions of any tax law.

9.11  Tax Information Sharing. Reorganized WCI and Renco agree to furnish, and cause their affiliates to furnish, to Renco, Reorganized WCI, and the Old Pension Plan, as the case may be, upon request, as promptly as practicable, such information and assistance relating to the Old WCI business (including, access to books and records) as Reorganized WCI, Renco or the Old Pension Plan reasonably need for the filing of any of their tax returns and other tax filings, the making of any election related to taxes, the preparation for any audit or correspondence by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to taxes. Reorganized WCI and Renco shall cooperate, and shall cause their affiliates to cooperate, in the conduct of any audit or other proceeding related to taxes in respect of the Old WCI business and shall execute and deliver any documents as are necessary to carry out the intent of this paragraph. Reorganized WCI and Renco shall provide, and cause its affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Old WCI business for any taxable period for which the other party or its affiliates may have liability, if any. Reorganized WCI and Renco shall furnish, and cause their affiliates to furnish, copies to each other of all correspondence relating to the Old WCI business received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its affiliates may have liability, if any. Reorganized WCI and Renco shall retain, and cause their affiliates to retain, all information reasonably necessary to satisfy the requirements of this paragraph.

9.12  Section 1146 Exemption. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Noteholders’ Consensual Modified Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Noteholders’ Consensual Modified Plan, or the revesting, transfer or sale of any real property of any of the Debtors pursuant to, in implementation of or as contemplated by the Noteholders’ Consensual Modified Plan, shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

9.13  Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been given or made when mailed or as otherwise set forth herein:

(a)           if to the Secured Noteholders, at:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn:  Thomas Moers Mayer, Esq.
Gordon Z. Novod, Esq.

AND

Nadler Nadler & Burdman Co., LPA
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
Attn:     Michael Gallo, Esq.

(b)           if to the Standby Purchasers, to:

Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners Offshore Manager, LLC
One Riverchase Parkway South
Birmingham, Alabama 35244
Facsimile: 205-987-5505
Attn:     Jeff Harris, Esq.

with a copy to:

555 Madison Avenue
16th Floor
New York, New York 10022
Attn:     Larry Clark

AND
The Willow Fund
c/o Bond Street Capital LLC
700 Palisade Ave.
Englewood Cliffs, NJ 07632
Attn:      Nick DeLeonardis
Sam Kim

(c)           if to the Debtors, at:

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114
Attn:     G. Christopher Meyer, Esq.

AND

Squire Sanders & Dempsey L.L.P.
312 Walnut Street
Suite 3500
Cincinnati, Ohio 45202
Attn:     Stephen D. Lerner, Esq.

(d)           if to the Committee, at:

Reed Smith
435 Sixth Ave
Pittsburgh, PA 15219
Attn:      Paul Singer, Esq.
Amy Tonti, Esq.

(e)           if to the USW, at:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers Union AFL-CIO
Five Gateway Center
Pittsburgh, PA 15222
Attn:     David Jury, Esq.

AND

Cohen, Weiss and Simon LLP
330 West 42nd Street
New York, New York 10036
Attn:     Richard M. Seltzer, Esq.

(f)           if to any creditor, at (i) the addresses set forth in the Proof of Claim filed by such creditor; (ii) the address set forth in any written notice of address change delivered to the Debtors after the date of any related Proof of Claim; or (iii) the address reflected in the Schedules if no Proof of Claim is filed and the Debtor have not received a written notice of a change of address.

(g)           with a copy in each instance to:

Office of the United States Trustee
BP Tower
200 Public Square
Suite 20-3300
Cleveland, Ohio 44114-2301
Attn:     Maria D. Giannirakis, Esq.

9.14  Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules or other Federal law are applicable, and subject to the provisions of any contract, instrument, release or other agreement or document entered into in connection with the Noteholders’ Consensual Modified Plan, the rights and obligations arising under the Noteholders’ Consensual Modified Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York applicable to contracts made and to be enforced entirely within such state.

9.15  Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision of the Noteholders’ Consensual Modified Plan is invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Secured Noteholders, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provision of the Noteholders’ Consensual Modified Plan shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Noteholders’ Consensual Modified Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms. Notwithstanding the foregoing, if the any provision of the Noteholders’ Consensual Modified Plan regarding Schedule X is invalid, void or unenforceable, the Noteholders agree to withdraw the Noteholders’ Consensual Modified Plan unless the Committee consents or the Noteholders can implement some other mechanism to give holders of Schedule X Claims the treatment proposed in Section 6.2(h).

9.16  Rules of Construction. Terms stated in the singular shall include the plural and vice versa. Pronouns stated in any of the masculine, feminine or neuter genders shall include all genders. All Section and Article references in the Noteholders’ Consensual Modified Plan are to the respective Section or Article of the Noteholders’ Consensual Modified Plan. Any reference to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions, means that such document need only be substantially in such form or substantially on such terms and conditions. Any reference to an existing document or exhibit filed or to be filed means such document or exhibit, as it may have been or may be Second, modified or supplemented. The words “herein”, “hereof’, “hereto” or “hereunder” and other words of similar import refer to the Noteholders’ Consensual Modified Plan in its entirety rather than to only a particular portion of the Noteholders’ Consensual Modified Plan. The rules of construction set forth in Section 102 of the Bankruptcy Code shall govern construction of the Noteholders’ Consensual Modified Plan. Any reference contained herein to the Bankruptcy Code, or to any Section of the Bankruptcy Code, refers to the Bankruptcy Code, or such Section of the Bankruptcy Code, as it is existing and effective on the Petition Date, except to the extent, if any, that any post-Petition Date amendment to the Bankruptcy Code applies retroactively to cases filed on the Petition Date.

9.17  Exhibits. The Plan Appendix is incorporated into and is a part of the Noteholders’ Consensual Modified Plan as if set forth in full herein.

Dated: New York, New York
            March 27, 2006
KRAMER LEVIN NAFTALIS & FRANKEL LLP

By:  /s/Thomas Moers Mayer
Thomas Moers Mayer, Esq.
Gregory A. Horowitz, Esq.
Thomas H. Moreland, Esq.
Gordon Z. Novod, Esq.
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

And

NADLER NADLER & BURDMAN CO., LPA
Michael Gallo, Esq.
20 Federal Plaza West, Suite 600
Youngstown, OH 44503-1559
(330) 744-0247

Attorneys for the Secured Noteholders